Exhibit 10.79

Baker Hughes Company Restricted Stock Unit Award Agreement For [●] (“Participant”)

1.Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes Company 2017 Long-Term Incentive Plan (the “Plan”).

2.Grant. The Committee of Baker Hughes Company (the “Company”) has granted Restricted Stock Units, from time to time with Dividend Equivalents as the Committee may determine (“RSUs”), to the individual named in this Award Agreement (the “Participant”) on [●] (the “Grant Date”). Each RSU entitles the Participant to receive from the Company (i) one share of Class A common stock of the Company, par value $0.0001 per share (“Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with their terms, and (ii) cash payments based on dividends paid to stockholders as set forth in paragraph 3, each in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.

3.Dividend Equivalents. Until such time as the following restrictions lapse or the RSUs are cancelled, whichever occurs first, the Company may establish an amount to be paid to the Participant equal to the number of RSUs subject to restriction times the per Share quarterly dividend payments made to stockholders of the Company’s Shares (“Dividend Equivalent”). The Company shall accumulate Dividend Equivalents and, upon the date that restrictions lapse, will pay the Participant a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest). Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs. The determination regarding the form and type of dividend equivalents will be made by the Committee at the time of grant.

4.Lapse of Restrictions. Restrictions on the number of RSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services will lapse on the third anniversary of the Grant Date (the “Normal Restriction Lapse Date”) only if the Participant has been continuously employed by the Company or one of its Subsidiaries to such date, such that on the Normal Restriction Lapse Date the restrictions will lapse as to all of the RSUs subject to this Award Agreement. The RSUs shall be immediately cancelled upon termination of employment, except as follows:

a.    Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Subsidiaries terminates as a result of the Participant’s death, then restrictions on all RSUs shall immediately lapse.

b.    Involuntary Termination Without Cause Following a Change in Control. If the Participant incurs a Separation From Service due to an Involuntary Termination without Cause during the 12-month period following a Change in Control, restrictions on all RSUs awarded hereby shall immediately lapse on the date of the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee. For purposes of this Award Agreement,

“Involuntary Termination” means the Separation From Service of the Participant (i) because the Participant’s position is eliminated, (ii) because the Participant and the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, agree to the Participant's resignation of his or her position at the request of the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, or (iii) because the Company, any of its Subsidiaries or, upon or following a Change in Control, any of their successors, terminates the employment of the Participant without Cause. For purposes of this Award Agreement, an “Involuntary Termination” does not include (i) a termination of employment for Cause, (ii) the Participant’s death or Disability or retirement or (v) a voluntary termination of employment by the Participant. For purposes of this Award Agreement, “Separation From Service” has the meaning ascribed to that term in Section 409A and “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A. For purposes of this Award Agreement, “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury rules and regulations issued thereunder. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, in each case if the transaction or event also constitutes a “change in ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A.

c.    Employment Termination, Eligibility for Retirement or Occurrence of Total Disability More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date and prior to the End Date, the Participant incurs a Separation From Service due to an Involuntary Termination, or the Participant becomes eligible to retire or meets the age and service requirements specified in (c)(i) below or incurs a Total Disability, then the restrictions on the RSUs awarded hereby shall lapse or shall be cancelled as provided below:

(i)    Eligibility for Retirement or Occurrence of Total Disability. Restrictions on all RSUs shall immediately lapse if (A) the Participant attains at least age 60 while still employed by the Company or a Subsidiary and completes 5 or more years of continuous service with the Company and any of its Subsidiaries, or (B) the Participant incurs a Total Disability. For purposes of this Award Agreement, “Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 month, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or any of its Subsidiaries.

(ii)     Involuntary Termination Without Cause. If, prior to the occurrence of any of the Normal Restriction Lapse Date, a Change in Control or an event described in clause (i) of this paragraph c. above, the Participant incurs an Involuntary Separation From Service without Cause then restrictions on the Pro-Rata Portion (as defined below) of the RSUs shall immediately lapse on the date of the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee and the remaining RSUs covered by this Award shall be immediately cancelled. For purposes of this Award, the “Pro-Rata Portion” shall mean the total number of RSUs covered by this Award multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of termination and the denominator of which is the total number of months between the Grant Date and the Normal Restriction Lapse Date.

(iii)     Termination Due to Other Reasons. If the Participant incurs a Separation From Service for any other reason, then the RSUs shall be immediately cancelled.

(iv)     Transfers. For the avoidance of doubt, transfer of employment from the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall not constitute a termination of employment for purposes of this Award.

5.Delivery and Withholding Tax. Upon the Normal Restriction Lapse Date, or such earlier date the restrictions lapse pursuant to paragraph 4, the Company shall deliver to the Participant such Shares with respect to the portion, if any, of the RSUs for which the restrictions lapse in accordance with this Award Agreement. No later than the date as of which an amount with respect to the RSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.

6.Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the RSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; and provided further that no such consent shall be required with respect to any amendment, alteration or termination of the RSUs if the Board determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 7. Notwithstanding the foregoing, no amendment of the RSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A. Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

7.Recoupment. Notwithstanding any other provision of this Award to the contrary, the RSUs, any Shares issued in settlement of the RSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

8.Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.

9.Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.